                                                                       EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
                   THE SOURCE INFORMATION MANAGEMENT COMPANY,
                       SOURCE-INTERLINK ACQUISITION, INC.,
                          THE INTERLINK COMPANIES, INC.
                                       AND
                     THE SHAREHOLDERS AND OPTION HOLDERS OF
                          THE INTERLINK COMPANIES, INC.
                                  MAY 31, 2001
                                       AND
                                CONSENT TO MERGER
                                       BY
                               THE SHAREHOLDERS OF
                          THE INTERLINK COMPANIES, INC.

                                TABLE OF CONTENTS

1.   Definitions............................................................................... 4
2.   The Merger................................................................................ 8
     (a)  Effect of Merger..................................................................... 8
     (b)  Procedure for Payment................................................................ 9
     (c)  Dividends............................................................................ 9
     (d)  Fractional Shares.................................................................... 9
     (e)  Closing of Transfer Records.......................................................... 9
     (f)  Consents of Sellers to Merger........................................................ 9
     (g)  The Closing..........................................................................10
     (h)  Deliveries at the Closing............................................................10
3.   Representations and Warranties Concerning the Merger......................................10
     (a)  Representations and Warranties of the Sellers........................................10
     (b)  Representations and Warranties of the Buyer and BuyerSub.............................11
4.   Representations and Warranties Concerning the Company and Its Subsidiaries................12
     (a)  Organization, Qualification, and Corporate Power.....................................12
     (b)  Capitalization.......................................................................12
     (c)  Noncontravention.....................................................................12
     (d)  Brokers' Fees........................................................................12
     (e)  Title to Assets......................................................................12
     (f)  Subsidiaries.........................................................................12
     (g)  Financial Statements.................................................................12
     (h)  Events Subsequent to Most Recent Fiscal Year End.....................................12
     (i)  Undisclosed Liabilities..............................................................12
     (j)  Legal Compliance.....................................................................12
     (k)  Tax Matters..........................................................................12
     (l)  Real Property........................................................................12
     (m)  Intellectual Property................................................................12
     (n)  Tangible Assets......................................................................12
     (o)  Inventory............................................................................12
     (p)  Contracts............................................................................12
     (q)  Notes and Accounts Receivable........................................................12
     (r)  Powers of Attorney...................................................................12
     (s)  Insurance............................................................................12
     (t)  Litigation...........................................................................12
     (u)  Employees............................................................................12
     (v)  Employee Benefits....................................................................12
     (w)  Guaranties...........................................................................12
     (x)  Environment, Health, and Safety Matters..............................................12
     (y)  Certain Business Relationships With the Company and Its Subsidiaries.................12
     (z)  Disclosure...........................................................................12
5.   Pre-Closing Covenants.....................................................................12
     (a)  General..............................................................................12
     (b)  Notices and Consents.................................................................12
     (c)  Operation of Business................................................................12
     (d)  Preservation of Business.............................................................12

     (e)  Full Access..........................................................................12
     (f)  Notice of Developments...............................................................12
     (g)  Exclusivity..........................................................................12
6.   Post-Closing Covenants....................................................................12
     (a)  General..............................................................................12
     (b)  Litigation Support...................................................................12
     (c)  Transition...........................................................................12
     (d)  Confidentiality......................................................................12
     (e)  Covenant Not to Compete..............................................................12
     (f)  Buyer Shares.........................................................................12
     (g)  Registration Rights..................................................................12
     (h)  Limitations on Sale of Buyer Shares..................................................12
7.   Conditions to Obligation to Close.........................................................12
     (a)  Conditions to Obligation of the Buyer................................................12
     (b)  Conditions to Obligation of the Company..............................................12
8.   Survival of Representation and Warranties.................................................12
9.   Tax Matters...............................................................................12
     (a)  Certain Taxes........................................................................12
     (b)  Tax Free Treatment...................................................................12
     (c)  Withholding Obligations..............................................................12
10.  Termination...............................................................................12
     (a)  Termination of Agreement.............................................................12
     (b)  Effect of Termination................................................................12
11.  Miscellaneous.............................................................................12
     (a)  Press Releases and Public Announcements..............................................12
     (b)  No Third-Party Beneficiaries.........................................................12
     (c)  Entire Agreement.....................................................................12
     (d)  Succession and Assignment............................................................12
     (e)  Counterparts.........................................................................12
     (f)  Headings.............................................................................12
     (g)  Notices..............................................................................12
     (h)  Governing Law........................................................................12
     (i)  Amendments and Waivers...............................................................12
     (j)  Severability.........................................................................12
     (k)  Expenses.............................................................................12
     (l)  Construction.........................................................................12
     (m)  Incorporation of Exhibits, Annexes, and Schedules....................................12

Exhibit A-1 - Shareholders of the Company

Exhibit A-2 - Number of Buyer Shares to Each Holder of Common Stock

Exhibit A-3 - Cash Consideration to each Holder of Preferred Stock/Fractional
              Share Distributions

Exhibit B   - Historical Financial Statements

Exhibit C   - Form of Employment Agreements - Norman Raben and David Buescher

Exhibit D   - Form of Opinion of Counsel to the Sellers

Exhibit E   - Form of Opinion of Counsel to the Buyer

Annex I     - Exceptions to the Sellers' Representations and Warranties
              Concerning the Merger

Annex II    - Exceptions to the Buyer's Representations and Warranties
              Concerning the Merger

Disclosure Schedule - Exceptions to Representations and Warranties
                      Concerning the Company and Its Subsidiaries

                          AGREEMENT AND PLAN OF MERGER


         Agreement and Plan of Merger ("Agreement") entered into on May 31, 2001, by and among THE SOURCE INFORMATION MANAGEMENT COMPANY, a Missouri corporation (the "Buyer"), SOURCE-INTERLINK ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Buyer (the "BuyerSub"), THE INTERLINK COMPANIES, INC., a Delaware corporation (the "Company") (formerly DEYCO ACQUISITION CORPORATION) and THE SHAREHOLDERS AND OPTION HOLDERS OF THE COMPANY LISTED ON EXHIBIT A (collectively the "Sellers" and singularly a "Seller"). The Buyer, the Company and the Sellers are referred to collectively herein as the "Parties".

         WHEREAS, Sellers, in the aggregate, own of record and beneficially (i) 1,232,329 shares of the Common Stock of the Company, representing 100% of the issued and outstanding Common Stock of the Company (other than the shares and convertible securities owned by Buyer and the Options); (ii) Options to purchase 100,000 shares of Common Stock; and (iii) 1,200 shares of the Company's Series A Preferred Stock, representing 100% of the issued and outstanding Series A Preferred Stock;

         WHEREAS, Buyer owns (i) 235,117 shares of the Company's Common Stock, representing approximately 15%, on a fully diluted basis, of the issued and outstanding Common Stock of the Company (excluding Options and the convertible securities held by Buyer), and (ii) 294,497 shares of the Series B Preferred Stock, representing 100% of the Series B Preferred Stock;

         WHEREAS, Buyer acquired the Common Stock and Series B Preferred Stock pursuant to the Investment and Services Agreement ("Investment Agreement") dated October 31, 2000 between the Company and Buyer, as amended, and the documents referenced therein (the "Financing");

         WHEREAS, the Investment Agreement, inter alia, constituted a portion of the financing for the Company's acquisition of the capital stock of certain entities as described in the Stock Purchase Agreement dated August 18, 2000 (as amended, the "Acquisition Agreement") between the Company and Yaqui Investments Limited, a company duly organized under the laws of British Virgin Islands ("Yaqui"), which acquisition was consummated on February 22, 2001 (such acquisition and related financing by Yaqui being referred to herein as the "IPD Transaction"). In connection with the IPD Transaction, certain subsidiaries of the Company entered into a financing arrangement (the "Congress Financing") with Congress Financial Corporation (Western); and

         WHEREAS, this Agreement contemplates a merger (the "Merger") in which the Buyer will acquire the Company, in a merger transaction.

         WHEREAS, the parties intend that the Merger will qualify as a tax-free "reorganization" under Section 368(a)(1(A) and Section 368(a)(2)(D) of the Code.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.       Definitions.

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act but in the case of the Company excludes the Buyer and its Affiliates.

         "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

         "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Bank of America, N.A.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Owned Shares" means Company Shares owned by Buyer.

         "Buyer SEC Reports" shall mean the Buyer's Annual Report on Form 10-K for the fiscal year ended January 31, 2001.

         "Buyer Shares" means shares of common stock, par value $0.01 per share, of Buyer.

         "BuyerSub" has the meaning set forth in the preface above.

         "Closing" has the meaning set forth in ss.2(g) below.

         "Closing Date" has the meaning set forth in ss.2(g) below.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code ss.4980B.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means all of the common stock of the Company, $.001 par value per share.

         "Company" has the meaning set forth in the preface above.

         "Company Shares" means all of the Common Stock and the Series A Preferred Stock.

         "Confidential Information" means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public.

         "Consent" has the meaning set forth in ss. 2(f) below.

         "Controlled Groups" has the meaning set forth in Code ss.1563.

         "Disclosure Schedule" has the meaning set forth in ss.4 below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity which is treated as a single employer with each Seller for purposes of Code ss.414.

         "Fiduciary" has the meaning set forth in ERISA ss.3(21).

         "Financial Statement" has the meaning set forth in ss.4(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation.

         "Merger" has the meaning set forth in the Recitals above.

         "Most Recent Fiscal Year End" has the meaning set forth in ss.4(g) below.

         "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

         "Options" shall mean (i) options to acquire 100,000 shares of Common Stock of the Company at an exercise price of $2.14 per share, issued pursuant to a Stock Option Plan dated March 11, 1999 and held by the Option holders as provided on Exhibit A.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permitted Encumbrances" means those encumbrances set forth in ss. 4(l) of the Disclosure Schedule, liens for taxes not yet due or payable, and those agreements, covenants, conditions, easements, encroachments, restrictions and other matters which do not adversely affect in any material respect (x) the Company's or its Subsidiaries' title to such real property or (y) the current use, occupancy or value of such real property.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Principal Holders" shall mean Joseph J. Bianco, Anil Narang, Bruce Raben, David Buescher and Peter Larson.

         "Prohibited Transaction" has the meaning set forth in ERISA ss. 406 and Code ss. 4975.

         "Reportable Event" has the meaning set forth in ERISA ss. 4043.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller(s)" has the meaning set forth in the preface above.

         "Series A Preferred Stock" means all of the preferred stock of the Company designated as Series A Redeemable Preferred Stock, $.001 par value per share.

         "Series B Preferred Stock" means all of the preferred stock of the Company designated as Series B Convertible Preferred Stock, $.001 par value per share.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax Return" shall mean any report, return, information return, declaration, claim for refund, exhibit, information return or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a Taxing Authority in connection with Taxes.

         "Taxes" shall mean any federal, state, local, or foreign taxes, including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, Social Security (or similar), unemployment, worker's compensation, disability, utility, production, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties, or additions thereto, imposed by a Governmental Entity ("Taxing Authority") whether disputed or not; and "Tax" means any one of them.

         2. The Merger. On and subject to the terms and conditions of this Agreement, the Company will merge with and into BuyerSub at the Effective Time. BuyerSub shall be the corporation surviving the Merger (the "Surviving Corporation") as a wholly-owned subsidiary of Buyer.

          (a)   Effect of Merger.

                  (i) General. The Merger shall become effective at the time (the "Effective Time") the Company and BuyerSub file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of any of the Company, BuyerSub or the Buyer in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) Certificate of Incorporation. The Certificate of Incorporation of BuyerSub in effect at and as of the Effective Time (other than Article I of such certificate of incorporation, providing for the name of the corporation, which shall be replaced by Article I of the certificate of incorporation of the Company) will become the Certificate of Incorporation of the Surviving Corporation.

                  (iii) Bylaws. The Bylaws of BuyerSub in effect at and as of the Effective Time will become the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

                  (iv) Directors and Officers. The directors and officers of BuyerSub in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation.

                  (v) Conversion of Company Shares and Options. At and as of the Effective Time, (m) each share of Common Stock (other than any Dissenting Share or Buyer-owned Share) shall be converted into the right to receive 0.7442 of a Buyer Share, (n) each Option, to the extent not exercised, shall be canceled and converted into the right to receive 0.4280 of a Buyer Share, (o) each share of Series A Preferred Stock shall be canceled and converted into the right to receive $1,000 in cash (p) each Buyer Owned Share shall be cancelled and (q) each outstanding share of common stock of BuyerSub shall remain outstanding. Notwithstanding the foregoing, if any Options are exercised prior to Closing, the conversion ratios shall be proportionately adjusted so that the aggregate number of Buyer Shares issued in the Merger shall remain 980,000. No Company Shares shall be deemed to be outstanding or to have any rights other than those set forth above in this ss. 2(a)(v) after the Effective Time.

                  (vi) Potential Additional Shares. At Closing, pursuant to an employment agreement to be entered into between David Buescher and InterLink, Mr. Buescher will receive 20,000 Buyer Shares (the "Buescher Shares") which shares shall be forfeited if, for any reason, Mr. Buescher is not in the employ of InterLink, Buyer or any of their respective affiliates on the first anniversary of the Closing Date. If the Buescher Shares are forfeited, they will be distributed to the holders of Common Stock and Options in the same proportions as the Buyer Shares are distributed as a result of the Merger.

                  The aggregate number of Buyer Shares to be delivered pursuant to this ss. 2(a)(v) in exchange for the Common Stock and the Options shall be approximately 980,000 and the aggregate cash consideration to be delivered pursuant to this ss. 2(a)(v) in exchange for the Series A Preferred Stock shall be $1,200,000.

                  The number of Buyer Shares to be received by each of the holders of Common Stock is listed on Exhibit A-2. The total amount of cash consideration to be received by each Seller (either in exchange for such Seller's Preferred Stock and/or due to any cash owed to a Seller as a result of ss. 2(d)) is listed on Exhibit A-3.

         (b) Procedure for Payment. Promptly after the Effective time, (x) each holder of Common Shares, Series A Preferred Shares or Options shall deliver to Buyer his or her Certificate or Certificates for such shares (or his or her Option Agreement), duly endorsed, and Buyer will cause to be delivered to each such holder the certificate for Buyer Shares or cash to which such holder is entitled.

         (c) Dividends. The Buyer will not pay any dividend or make any distribution on any Buyer Shares (with a record date at or after the Effective
Time) to any record holder of outstanding Common Shares or Options until the holder surrenders for exchange his, her or its certificates which represented the Common Shares or Option Agreement.

         (d) Fractional Shares. The Buyer will not be required to issue any fractional Buyer Shares as a result of the Merger. In lieu of fractional Buyer Shares to which a Seller would otherwise be entitled, Buyer will pay such Seller the cash value of such fractional shares based upon a value of $5.00 for each whole Buyer Share.

         (e) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Company Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

         (f) Consents of Sellers to Merger. Each holder of Company Shares who executes this Agreement, by executing this Agreement, hereby consents, pursuant to Section 228 of the Delaware General Corporation Law, to the Merger as outlined in this Agreement (the "Consent"). This Consent is given pursuant to
Section 228 of the Delaware General Corporation Law in lieu of a vote at a meeting of shareholders.

         (g) The Closing. The closing of the Merger (the "Closing") shall take place at the offices of Armstrong Teasdale LLP in St. Louis, Missouri, or at another mutually agreeable location, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Company may mutually determine (the "Closing Date").

         (h) Deliveries at the Closing. At the Closing of the Transaction, (i) the Company will deliver to the Buyer the various certificates, instruments, and documents referred to in ss. 7(a) below, (ii) the Buyer will deliver to the Company the various certificates, instruments, and documents referred to in ss. 7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates and/or Option Agreements representing all of his, her or its Company Shares and/or Options, endorsed in blank (other than the Option Agreements) or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to each of the Sellers the consideration specified in ss. 2(a)(v)

         3.       Representations and Warranties Concerning the Merger.

         (a) Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this ss. 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss. 3(a)), in each case, with respect to himself or itself, except as set forth in Annex I attached hereto.

                  (i) Organization of Certain Sellers. If the Seller is a corporation or limited partnership, the Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be.

                  (ii) Authorization of Merger. Seller has full power and authority (including, if the Seller is a corporation or limited partnership, full corporate or partnership power and authority) to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Merger.

                  (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Merger, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, if the Seller is a corporation, any provision of its charter or bylaws or, if the Seller is a limited partnership, any provision of its certificate of limited partnership or partnership agreement or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he, she or it is bound or to which any of his, her or its assets are subject.

                  (iv) Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Merger for which the Buyer or the Company could become liable or obligated.

                  (v) Investment. Seller (A) understands that the Buyer Shares have not been, and will not be, except pursuant to Section 6.g, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Shares solely for his, her or its own account for investment purposes, and not with a view to the distribution thereof,
         (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Shares, and
         (F) is an Accredited Investor for the reasons set forth on Annex I.

                  (vi) Company Shares. The Seller holds of record and owns beneficially the number of Company Shares and Options set forth next to his, her or its name on Exhibit A-1, free and clear of any restrictions on transfer (other than the Stockholder's Agreement (the "Stockholder's Agreement") dated as of March 11, 1999 between the Company and Peter Larson and any restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Other than with respect to the Options and any convertible securities held by the Buyer, the Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

         (b) Representations and Warranties of the Buyer and BuyerSub. The Buyer and BuyerSub represent and warrant to the Sellers that the statements contained in this ss. 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss. 3(b)), except as set forth in Annex II attached hereto.

                  (i) Organization of Buyer and BuyerSub. Buyer and BuyerSub are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their respective incorporation. Buyer and BuyerSub are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Buyer and BuyerSub, taken as a whole.

                  (ii) Authorization of Merger. Buyer and BuyerSub have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Buyer and BuyerSub, enforceable in accordance with its terms and conditions. Neither Buyer nor BuyerSub need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Merger.

                  (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Merger, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or BuyerSub is subject or any provision of their respective charters or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or BuyerSub is a party or by which either of them is bound or to which any either of their assets is subject.

                  (iv) Brokers' Fees. Neither Buyer nor BuyerSub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Merger for which any Seller could become liable or obligated.

                  (v) Investment. Neither Buyer nor BuyerSub is acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                  (vi) Consents and Approvals. The execution, delivery and performance by Buyer and BuyerSub of this Agreement and the consummation of the Merger does not require the consent or approval of, or filing with, any governmental entity or other Person or entity except such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer and BuyerSub to consummate the Merger, and except for consents which have been obtained.

                  (vii) Capital Stock and Related Matters. As of the date hereof: (i) the Buyer's authorized capital stock consisted of 40,000,000 shares of Buyer Common Stock and 2,000,000 shares of preferred stock, par value $1.00 per share, of which 17,257,108 shares of Common Stock and no shares of such preferred stock are outstanding;
         (ii) except as set forth in the Buyer SEC Reports, neither the Buyer nor any of its Subsidiaries has outstanding any stock or other securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and (iii) neither the Buyer nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock.

                  (viii) Authorization and Validity of Buyer Shares. The Buyer Shares, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

                  (ix) Buyer SEC Reports. As of their respective dates, the Buyer SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of

         1934 (the "Exchange Act") and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder applicable to such Buyer SEC Reports. As of their respective dates, the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Buyer and its Subsidiaries included in the Buyer SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Buyer SEC Reports: have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto); and present fairly, in all material respects, the financial position of the Buyer and its Subsidiaries as at the dates thereof and the results of their operations and cash flow for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder. The Buyer has filed with the Commission all Buyer SEC Reports required to be filed by the Buyer with the Commission.

                  (x) Absence of Certain Changes or Events. Since January 31, 2001, there has not been any material adverse change in the business, operations, properties, assets or condition (financial or other) of the Buyer and its Subsidiaries taken as a whole, or any event that has had a material adverse effect on the foregoing, and, to the knowledge of the Buyer, no factor or condition exists and no event has occurred that would be likely to result in any such change, other than changes in general economic conditions and changes which generally affect the industries in which the Buyer and its Subsidiaries operate.

                  (xi) Acquisition of Company Shares. The Buyer is acquiring the Series A Preferred Stock, the Common Stock and the Options for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing such shares. The Buyer understands that none of the Series A Preferred Stock, the Common Stock and the Options have been registered under the Securities Act or any state securities law, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such laws, which exemption depends upon, among other things, the bona fide nature of the Buyer's investment intent as expressed herein. The Buyer also understands that such securities must be held indefinitely unless they are subsequently registered under the Securities Act and such laws or a subsequent disposition thereof is exempt from registration.

                  (xii) Accuracy of Information. None of the representations, warranties or statements of the Buyer contained in this Agreement, or in the Exhibits hereto, contains any untrue statement of a material fact.

4. Representations and Warranties Concerning the Company and Its Subsidiaries. The Principal Holders represent and warrant to the Buyer that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the disclosure schedule delivered by the Company to the Buyer on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4.

         (a) Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries has full corporate or limited liability company power, as the case may be, and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. ss.4(a) of the Disclosure Schedule lists the directors and officers of each of the Company and its Subsidiaries.

         (b) Capitalization. The entire authorized capital stock of the Company consists of 3,200,000 shares of capital stock consisting of (i) 2,500,000 shares of Common Stock, of which 1,547,861 shares are issued and outstanding and 952,139 are held in treasury and (ii) 700,000 shares of undesignated preferred stock of which 1,200 are issued and outstanding shares as Series A Preferred Stock and of which 294,497 are issued and outstanding as Series B Preferred Stock. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth on Exhibit A-1. Other than the Options and the convertible securities held by Buyer, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. The Options are held by the Option holders in the amounts listed on Exhibit A-1. Except for the Stockholder's Agreement, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except for the Stockholder's Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Merger, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Company and its Subsidiaries or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement (other than in connection with the IPD Transaction or the Congress Financing, which consents are specifically identified on ss. 4(c) of the Disclosure Schedule and all consents which have been waived by the Buyer including all consents relating to leases), contract, lease, license, instrument, or other arrangement to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company and its Subsidiaries, taken as a whole, or on the ability of the Parties to consummate the Merger. Other than in connection with the IPD Transaction or the Congress Financing, which are specifically identified on ss. 4(c) of the Disclosure Schedule and all consents which have been waived by the Buyer including all consents relating to leases, none of the Company and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the Merger, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company and its Subsidiaries, taken as a whole, or on the ability of the Parties to consummate the Merger.

         (d) Brokers' Fees. None of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Merger.

         (e) Title to Assets. The Company and its Subsidiaries have good title to, or a valid leasehold interest in, the real properties and good and marketable title to or valid leasehold interests in the assets used by them, located on their premises, or shown on the balance sheet for the Most Recent Fiscal Year End or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the balance sheet for the Most Recent Fiscal Year End.

         (f) Subsidiaries. ss.4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation,
(ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. The Company holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company, including but not limited to International Periodical Distributors, Inc., a Nevada corporation, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws and other than pursuant to the documents set forth on ss.4(f) of the Disclosure Schedule relating to the IPD Transaction and the Congress Financing), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Other than the Options and the Series B Preferred Stock, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company. None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.

         (g) Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"): audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the year ended December 31, 2000 (the "Most Recent Fiscal Year End") for the Company and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby and present fairly the financial condition of the Company and its Subsidiaries as of such date and the results of operations of the Company and its Subsidiaries for such period.

         (h) Events Subsequent to Most Recent Fiscal Year End. Except as set forth on ss. 4(h) of the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, since that date, other than pursuant to the documents relating to the Financing, any transaction with Buyer and pursuant to the documents set forth on ss.4(f) of the Disclosure Schedule relating to the IPD Transaction and the Congress Financing:

                  (i) none of the Company and its Subsidiaries has sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

                  (ii) none of the Company and its Subsidiaries has entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

                  (iii) to the Knowledge of the Principal Holders, no party (including any of the Company and its Subsidiaries) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any of the Company and its Subsidiaries is a party or by which any of them is bound;

                  (iv) none of the Company and its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

                  (v) none of the Company and its Subsidiaries has made any material capital expenditures outside the Ordinary Course of Business;

                  (vi) none of the Company and its Subsidiaries has made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

                  (vii) the Company and its Subsidiaries have not created, incurred, assumed, or guaranteed more than $10,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

                  (viii) none of the Company and its Subsidiaries has granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

                  (ix) there has been no change made or authorized in the charter or bylaws of any of the Company and its Subsidiaries;

                  (x) none of the Company and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (xi) other than intercompany dividends, none of the Company and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xii) none of the Company and its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xiii) none of the Company and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xiv) none of the Company and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xv) none of the Company and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xvi) none of the Company and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (xvii) none of the Company and its Subsidiaries has made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

                  (xviii) none of the Company and its Subsidiaries has committed to any of the foregoing.

             (i) Undisclosed Liabilities. None of the Company and its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the balance sheet for the most recent Fiscal Year End (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business.

             (j) Legal Compliance. Each of the Company and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company and its Subsidiaries, taken as a whole.

             (k) Tax Matters.
             ----------------

                  (i) Each of the Company and its Subsidiaries have filed all material Income Tax Returns that they were required to file. All such Income Tax Returns were correct and complete in all material respects. All material Income Taxes owed by any of the Company and its Subsidiaries (whether or not shown on any Income Tax Return) have been paid. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Income Tax Return.

                  (ii) There is no material dispute or claim concerning any Income Tax liability of any of the Company and its Subsidiaries either
         (A) claimed or raised by any Taxing Authority in writing or (B) as to which any of the Principal Holders and the directors and officers of the Company and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority.

                  (iii) ss.4(k) of the Disclosure Schedule lists all federal, state, local, and foreign Income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after December 31, 1998, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by any of the Company and its Subsidiaries since December 31, 1998. None of the Company and its Subsidiaries has waived any statute of limitation in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

                  (iv) None of the Company and its Subsidiaries has filed a consent under Code ss.341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code ss.280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). None of the Company and its Subsidiaries is a party to any tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the taxes of any Person (other than any of the Company and its Subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (v) The unpaid Income Taxes of the Company and its Subsidiaries (A) did not, as of the Most Recent Fiscal Year End, exceed by any material amount the reserve for Income Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the balance sheet for the Most Recent Fiscal Year End (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Income Tax Returns.

             (l) Real Property.
             ------------------

                  (i) Neither the Company nor any of its Subsidiaries owns any real property.

                  (ii) ss.4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of the Company and its Subsidiaries. The Company has delivered to the Buyer correct and complete copies of the leases and subleases listed in ss.4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each material lease and sublease listed in ss.4(l)(ii) of the Disclosure Schedule:

                           (A) the lease or sublease is legal, valid, binding,
                  enforceable, and in full force and effect in all material respects;

                           (B) to the Knowledge of the Principal Holders, no
                  party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                           (C) to the Knowledge of the Principal Holders, no
                  party to the lease or sublease has repudiated any material provision thereof;

                           (D) there are no material disputes, oral agreements,
                  or forbearance programs in effect as to the lease or sublease;

                           (E) none of the Company and its Subsidiaries has
                  assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                           (F) to the Knowledge of the Principal Holders, all
                  facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

             (m) Intellectual Property.
             --------------------------

                  (i) to the Knowledge of the Principal Holders, none of the Company and its Subsidiaries has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and none of the Principal Holders and the directors and officers of the Company and its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Company and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Principal Holders and the directors and officers of the Company and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of any of the Company and its Subsidiaries in any material respect.

                  (ii) ss.4(m)(ii) of the Disclosure Schedule identifies each patent or registration which has been issued to any of the Company and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of the Company and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which any of the Company and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). ss.4(m)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by any of the Company and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in ss.4(m)(ii) of the Disclosure Schedule:

                           (A) to the Knowledge of the Principal Holders, the
                  Company and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction (other than pursuant to the IPD Transaction and the Congress Financing);

                           (B) the item is not subject to any outstanding
                  injunction, judgment, order, decree, ruling, or charge;

                           (C) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Principal Holders and the directors and officers of the Company and its Subsidiaries, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (D) none of the Company and its Subsidiaries has ever
                  agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (iii) ss.4(m)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that any of the Company and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in ss.4(m)(iii) of the Disclosure Schedule:

                           (A) to the Knowledge of the Principal Holders, the
                  license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

                           (B) to the Knowledge of the Principal Holders, no
                  party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                           (C) to the Knowledge of the Principal Holders, no
                  party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

                           (D) none of the Company and its Subsidiaries has
                  granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

         (n) Tangible Assets. The buildings, machinery, equipment, and other tangible assets that the Company and its Subsidiaries own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

         (o) Inventory. The inventory of the Company and its Subsidiaries is merchantable and fit for the purpose for which it was procured or manufactured, and none of such inventory is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the balance sheet for the Most Recent Fiscal Year End (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

         (p) Contracts.ss.4(p) of the Disclosure Schedule lists the following contracts and other agreements to which any of the Company and its Subsidiaries is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any material agreement concerning confidentiality or noncompetition;

                  (vi) any material agreement with any of the Sellers and their Affiliates (other than the Company and its Subsidiaries);

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing material severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company and its Subsidiaries, taken as a whole; or

                  (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Company has delivered to the Buyer a correct and complete copy of each written agreement listed in ss.4(p) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) to the Knowledge of the Principal Holders, no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

         (q) Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the balance sheet for the Most Recent Fiscal Year End (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

         (r) Powers of Attorney. To the Knowledge of any of the Principal Holders and the directors and officers of the Company and its Subsidiaries, there are no material outstanding powers of attorney executed on behalf of any of the Company and its Subsidiaries.

         (s) Insurance. ss.4(s) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers compensation coverage and bond and surety arrangements) with respect to which any of the Company and its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

                  (i) the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii) the policy number and the period of coverage;

                  (iv) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (v) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither any of the Company and its Subsidiaries nor, to the Knowledge of the Principal Holders, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) to the Knowledge of the Principal Holders, no party to the policy has repudiated any material provision thereof. ss.4(s) of the Disclosure Schedule describes any material self-insurance arrangements affecting any of the Company and its Subsidiaries.

         (t) Litigation. ss.4(t) of the Disclosure Schedule sets forth each instance in which any of the Company and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Principal Holders and the directors and officers of the Company and its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

             (u) Employees.
             --------------

                  (i) To the Knowledge of any of the Principal Holders and the directors and officers of the Company and its Subsidiaries, no executive, key employee, or significant group of employees plans to terminate employment with any of the Company and its Subsidiaries during the next 12 months. None of the Company and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two years. None of the Company and its Subsidiaries has committed any material unfair labor practice. None of the Principal Holders and the directors and officers of the Company and its Subsidiaries has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company and its Subsidiaries.

                  (ii) No current or former employee of any of the Company or its Subsidiaries has a formal or informal written claim against any of the Company or its Subsdiaries, which is currently pending, on account or for:

                           (A) Overtime pay, other than overtime pay for the
                  current payroll period;

                           (B) Wages or salary for any period other than the
                  current payroll period;

                           (C) Vacation, time off or pay in lieu of vacation or
                  time off, or other than that earned with respect to the current fiscal year; or

                           (D) Any violation of any law relating to minimum
                  wages or maximum hours of work; or

                           (E) Violation of any federal, state or local
                  anti-discrimination statute, breach of the terms of employment or wrongful discharge, whether arising under any contract or statute, or any tort.

             (v) Employee Benefits.
             ----------------------

                  (i) ss.4(v) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Company and its Subsidiaries maintains or to which any of the Company and its Subsidiaries contributes or has any obligation to contribute.

                           (A) Each such Employee Benefit Plan (and each related
                  trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (B) All required reports and descriptions (including
                  Form 5500 Annual Reports, summary annual reports, PBGC-l's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (C) All contributions (including all employer
                  contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (D) Each such Employee Benefit Plan which is an
                  Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code ss.401(a), has received a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and to the Knowledge of any of the Principal Holders there are no facts or circumstances that could result in the revocation of such determination letter.

                           (E) The market value of assets under each such
                  Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                           (F) The Company has made available to the Buyer
                  correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, audit reports, attorney responses to auditor's requests and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  (ii) With respect to each Employee Benefit Plan that any of the Company, its Subsidiaries, and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                           (A) No such Employee Benefit Plan which is an
                  Employee Pension Benefit Plan (other than any Multiemployer
                  Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the Principal Holders and the directors and officers of the Company and its Subsidiaries, threatened.

                           (B) There have been no Prohibited Transactions with
                  respect to any such Employee Benefit Plan. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Principal Holders and the directors and officers of the Company and its Subsidiaries, threatened.

                           (C) None of the Company and its Subsidiaries has
                  incurred any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA ss.4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  (iii) None of the Company, its Subsidiaries, and the other members of the Controlled Group that includes the Company and its Subsidiaries contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability (as defined in ERISA ss.4201), under any Multiemployer Plan.

                  (iv) None of the Company and its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

                  (v) Neither the Company nor any of its Subsidiaries has any liability or potential liability with respect to an Employee Benefit Plan sponsored by or contributed to by an ERISA Affiliate.

                  (vi) No event has occurred and no circumstances exist which could result (x) in a material increase in the premium costs of any Employee Benefit Plan of any of the Company or its Subsidiaries which is insured, or (y) in a material increase in benefit costs of any Employee Benefit Plan of any of the Company or its Subsidiaries which is self-insured.

         (w) Guaranties. Other than the guaranties set forth on ss. 4(w) of the Disclosure Schedule relating to the IPD Transaction and the Congress Financing, none of the Company and its Subsidiaries is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

             (x) Environment, Health, and Safety Matters.
             --------------------------------------------

                  (i) Each of the Company, its Subsidiaries, and, to the Knowledge of the Principal Holders, their respective predecessors and Affiliates has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

                  (ii) Without limiting the generality of the foregoing, each of the Company, its Subsidiaries, and, to the Knowledge of the Principal Holders, their respective Affiliates, has obtained, has complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

                  (iii) None of the Company, its Subsidiaries, or their respective Affiliates has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  (iv) Except as set forth on the attached "Environmental and Safety Matters Schedule", to the Knowledge of the Principal Holders, none of the following exists at any property or facility owned or operated by the Company or its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                  (v) None of the Company, its Subsidiaries, or, to the Knowledge of the Principal Holders, any of their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                  (vi) Neither this Agreement nor the consummation of the Merger will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

         (y) Certain Business Relationships With the Company and Its Subsidiaries. None of the Sellers and their Affiliates has been involved in any material business arrangement or relationship with any of the Company and its Subsidiaries within the past 12 months, and none of the Sellers and their Affiliates owns any material asset, tangible or intangible, which is used in the business of any of the Company and its Subsidiaries.

         (z) Disclosure. The representations and warranties contained in this ss.4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.4 not misleading.

         (5) Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use his, her or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Merger (including satisfaction, but not waiver, of the closing conditions set forth in ss.7 below).

         (b) Notices and Consents. The Company and its Subsidiaries will give any notices to third parties, and will use their reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in ss.4(c) above. Each of the Company, the Buyer and BuyerSub will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(a)(ii), ss.3(b)(ii), and ss.4(c) above.

         (c) Operation of Business. The Company and its Subsidiaries will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Other than transactions among the Subsidiaries or between the Company and the Subsidiaries, without limiting the generality of the foregoing, the Company and its Subsidiaries will not declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss.4(h) above. Notwithstanding the foregoing, the Company may declare and pay a cash dividend on its Capital Stock in an aggregate amount not to exceed cash received by the Company upon exercise of Options occurring after May 24, 2001 and prior to closing.

         (d) Preservation of Business. Each of the Company and its Subsidiaries will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         (e) Full Access. Each of the Company and its Subsidiaries will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries. The Buyer will treat and hold as such any Confidential Information it receives from the Company and its Subsidiaries in the course of the reviews contemplated by this ss.5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Company and its Subsidiaries all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

         (f) Notice of Developments. The Company will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in ss.4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his, her or its own representations and warranties in ss.3 above. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) Exclusivity. Neither the Company nor any of its Subsidiaries will
(i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of the Company and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Company Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange.

         (6) Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Company and its Subsidiaries.

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company and its Subsidiaries, each of the other Parties will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         (c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company and its Subsidiaries from maintaining the same business relationships with the Company and its Subsidiaries after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing.

         (d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, if any, received by such Seller, refrain from using any of such Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of such Confidential Information which are in his, her or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this ss.6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his, her or its reasonable best efforts to obtain, at the reasonable request of the Buyer and at the expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

         (e) Covenant Not to Compete. For a period of three years from and after the Closing Date, none of the Principal Holders will engage directly or indirectly in any business that any of the Company and its Subsidiaries conducts as of the Closing Date in any geographic area in which any of the Company and its Subsidiaries conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this ss.6(e) is invalid or unenforceable, the affected Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (f) Buyer Shares. The Buyer Shares will be imprinted with a legend substantially in the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER
         SECTION 4(2) OF THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"),

         AND THE REGULATIONS PROMULGATED THEREUNDER AND, ACCORDINGLY, MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION OR EXCLUSION FROM THE REGISTRATION REQUIREMENTS THEREUNDER AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS ALSO SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN AN AGREEMENT AND PLAN OF MERGER AMONG THE ISSUER, THE INTERLINK COMPANIES, INC. AND CERTAIN FORMER SHAREHOLDERS OF THE INTERLINK COMPANIES INC. THE ISSUER WILL FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.

The holder desiring to transfer Buyer Shares first must furnish the Buyer with
(i) a written opinion reasonably satisfactory to the Buyer in form and substance from counsel reasonably satisfactory to the Buyer by reason of experience to the effect that the holder may transfer the Buyer Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to the Buyer in form and substance agreeing to be bound by the restrictions on transfer contained herein.

         (g) Registration Rights.

                  (i) No later than six (6) months following the Closing Date, Buyer shall use its reasonable efforts to cause all of the Stock to be registered for resale pursuant to the Securities Act.

                  (ii) The registration referred to in ss. 6(g)(i) shall be accomplished at the sole expense of Buyer, except that the holder of the Stock so registered shall be responsible for all commissions and underwriters' discounts incurred in connection with the sale of such holder's Stock.

                  (iii) As used in this Agreement, "Stock" shall refer to the Buyer Shares issued in connection with this Merger and any other securities issued as a result of stock dividends, stock splits or other capital adjustments or exchanges in connection with such Buyer Shares.

                  (iv) The registration rights granted by this Agreement shall be for the benefit of the Sellers or any transferee who is the record owner of Stock transferred to such transferee by any of the Sellers in a transaction not involving any public offering.

         (h) Limitations on Sale of Buyer Shares. After the Buyer Shares are registered pursuant to ss. 6(g), none of the Sellers shall, prior to the one-year anniversary of the Closing Date, (i) sell the Buyer Shares in the open market unless the Buyer Shares are sold at a price higher than the previous days' closing price and no lower than the then prevailing bid price as quoted by Nasdaq; and (ii) sell the Buyer Shares in excess of the volume limitations expressed in Rule 144 under the Securities Act, in each case, other than in a private transaction.

         (7) Conditions to Obligation to Close.
         --------------------------------------

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Merger is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth inss.3(a) andss.4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Company and the Sellers shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                  (iii) the Company and its Subsidiaries shall have procured all of the material third party consents specified in ss.5(b) above;

                  (iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the Merger, (B) cause Merger to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Company Shares and to control the Company and its Subsidiaries, or (D) affect materially and adversely the right of any of the Company and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) the Company shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above inss.7(a)(i)-(iv) is satisfied in all respects;

                  (vi) approval of the Merger by the Buyer's primary lender;

                  (vii) the execution and delivery of employment agreement between the Buyer and Norman Raben and International Periodical Distributors, Inc. and David Buescher in form and substance substantially as set forth in Exhibit C hereto;

                  (viii) the Buyer shall have received from counsel to the Company an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to the Buyer, and dated as of the Closing Date; and

                  (ix) all actions to be taken by the Company and the Sellers in connection with consummation of the Merger and all certificates, opinions, instruments, and other documents required to effect the Merger contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this ss.7(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in ss.3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the Merger, (B) cause Merger to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) or (C) adversely affect the rights of the Sellers to own the Buyer Shares;

                  (iv) the Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified above in ss.7(b)(i)-(iii) is satisfied in all respects;

                  (v) Joseph J. Bianco shall have been elected to the Board of Directors of Buyer;

                  (vi) the execution and delivery of employment agreements between the Buyer and Norman Raben and International Periodical Distributors, Inc. and David Buescher in form and substance substantially as set forth on Exhibit C;

                  (vii) the Company shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Sellers, and dated as of the Closing Date; and

                  (viii) all actions to be taken by the Buyer in connection with consummation of the Merger and all certificates, opinions, instruments, and other documents required to effect the Merger will be reasonably satisfactory in form and substance to the Company.

The Company may waive any condition specified in this ss.7(b) if they execute a writing so stating at or prior to the Closing.

     8. Survival of Representation and Warranties. The representations and warranties of each Seller contained in ss. 3, and, of each Principal Holder contained in ss.ss. 4(a), 4(b), 4(d) and 4(f) shall survive the Merger and claims with respect thereto shall be governed by the applicable statute of limitations. The obligations of any Principal Holder or other Seller for breach of any of the foregoing representations and warranties shall be several and shall not exceed the aggregate value of the Buyer Stock (valued at $5.00 per share) and the cash consideration received by such Principal Holder or other Seller.

     All other representation and warranties of the Principal Holders and the other Sellers contained in ss. 4 shall not survive the Merger and no Seller shall have any liability with respect thereto, excepting any claims based on intentional misrepresentation, including, but not limited to fraud.

     The representations and warranties of Buyer contained in ss. 3(b)(i), (ii) and (iv) shall survive the Merger and claims with respect thereto shall be governed by the applicable statute of limitations. All other representations and warranties of Buyer shall not survive the Merger and Buyer shall have no liability with respect thereto, excepting any claims based on intentional misrepresentation, including, but not limited to fraud.


     9.  Tax Matters.

          (a) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York City Transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

          (b) Tax Free Treatment. Buyer and BuyerSub shall not take any action after the signing of this Agreement which would reasonably be expected to cause the Merger contemplated herein to fail to qualify as a tax-free reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

          (c) Withholding Obligations. The Buyer shall cause the Company to comply with all federal, state and local withholding obligations for Taxes with respect to the exchange of Options for Interlink Common Stock pursuant to ss. 2(a)(v) of this Agreement.


     10. Termination.

          (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

               (i) the Buyer and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) the Buyer may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (A) in the event the Company or any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2001, by reason of the failure of any condition precedent under ss. 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

               (iii) the Company may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer or BuyerSub has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2001, by reason of the failure of any condition precedent under ss. 7(b) hereof (unless the failure results primarily from the Company or any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

          (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss. 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in ss. 5(e) above shall survive termination.


     11. Miscellaneous.

          (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Company; provided, however, that Buyer or the Company may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable to advise the Buyer or the Company, as the case may be, prior to making the disclosure).

          (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Company; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Sellers:                      Copy to:
     ------------------                      --------

     The InterLink Companies, Inc.           Willkie, Farr & Gallagher
     c/o HelloNetwork                        787 Seventh Avenue
     611 Broadway, Suite 307                 New York, NY  10019-6099
     New York, NY 10012                      Attn:  Matthew Feldman, Esq.
     Attn:  Joseph J. Bianco

     If to the Buyer:                        Copy to:
     ---------------                         -------

     The Source Information Management       Armstrong Teasdale LLP
     Company                                 One Metropolitan Square, Suite 2600
     Two City Place Drive, Suite 380         St. Louis, MO  63102
     St. Louis, MO  63141                    Attn:  John L. Gillis, Jr., Esq.
     Attn:  S. Leslie Flegel, CEO

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (k) Expenses. Each of the Parties, the Company, and its Subsidiaries will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Merger. The Sellers agree that none of the Company and its Subsidiaries has borne or will bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or the Merger.

          (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

          (m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                            [Signature Pages Follow]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.


BUYER:
------

THE SOURCE INFORMATION
MANAGEMENT COMPANY


By: /s/  S. Leslie Flegel
    ------------------------------------
    S. Leslie Flegel, Chairman & CEO


BUYERSUB:
---------

SOURCE-INTERLINK ACQUISITION, INC.

By: /s/ S. Leslie Flegel
    ------------------------------------
    S. Leslie Flegel, President


COMPANY:
--------

THE INTERLINK COMPANIES, INC.


By: /s/ Peter Larson
    ------------------------------------
Name:  Peter Larson
Title: President/Chief Executive Officer



                       [Signature Pages of Sellers Follow]

                                                                       Date
                                                                      ------
SELLERS:
--------

KISYR CORP., a New York corporation

By: Joe Bianco                                                      May 30, 2001
---------------------------------------------
Its: Chief Executive Officer


NARANG FAMILY PARTNERSHIP, L.P., a
Colorado limited partnership

By: Anil Narang                                                     May 31, 2001
---------------------------------------------
Its: General Partner


/s/ Richard H. Hochman                                              May 31, 2001
---------------------------------------------
Richard H. Hochman

/s/ Bruce Raben                                                     May 31, 2001
---------------------------------------------
Bruce Raben

/s/ Richard M. Cohen                                                May 31, 2001
---------------------------------------------
Richard M. Cohen

/s/ Chris Andersen                                                  May 31, 2001
---------------------------------------------
G. Chris Andersen

/s/ Harvey L. Benenson                                              May 31, 2001
---------------------------------------------
Harvey L. Benenson

/s/ Lawrence Finkelstein/ Barbara Finkelstein                       May 31, 2001
---------------------------------------------
Lawrence Finkelstein/ Barbara S. Finkelstein

/s/ Stephen D. Weinroth                                             May 31, 2001
---------------------------------------------
Stephen D. Weinroth

/s/ Richard Dictrow/Joel Dictrow                                    May 30, 2001
---------------------------------------------
Richard Dictrow/Joel Dictrow

/s/ David S. Harris                                                 May 31, 2001
---------------------------------------------
David S. Harris

/s/ John H. Friedman                                                May 31, 2001
---------------------------------------------
John H. Friedman

/s/ JEFCO FBO John Friedman IRA Rollover                            May 31, 2001
---------------------------------------------
JEFCO FBO John Friedman IRA Rollover

                                                                       Date
                                                                      ------

/s/ Stuart L. Agranoff                                              May 31, 2001
---------------------------------------------
Stuart L. Agranoff

OCEAN STRATEGIC HOLDINGS, LIMITED, a BVI
Corporation

By: Edward Tobin                                                    May 30, 2001
---------------------------------------------
Its:Authorized Signatory

/s/ Loveday Ziluca                                                  May 31, 2001
---------------------------------------------
Loveday Ziluca

/s/ Richard Kaufman                                                 May 31, 2001
---------------------------------------------
Richard Kaufman

/s/ David A. Kraminer                                               May 30, 2001
---------------------------------------------
David A. Kraminer

/s/ Roger C. Schank                                                 May 31, 2001
---------------------------------------------
Roger C. Schank

/s/ Peter Larson                                                    May 31, 2001
---------------------------------------------
Peter Larson

/s/ Lorri Segaux                                                    May 31, 2001
---------------------------------------------
Lorri Segaux

/s/ Maxine Ganer                                                    May 30, 2001
---------------------------------------------
Maxine Ganer

/s/ Stephen D. Weinroth                                             May 31, 2001
---------------------------------------------
Stephen D. Weinroth

/s/ G. Chris Andersen                                               May 31, 2001
---------------------------------------------
G. Chris Andersen

/s/ Lorri Segaux                                                    May 31, 2001
---------------------------------------------
Lorri Segaux

/s/ Robert Dictrow/Joel Dictrow                                     May 31, 2001
---------------------------------------------
Robert Dictrow/Joel Dictrow

/s/ Scott Coffmann                                                  May 31, 2001
---------------------------------------------
Scott Coffmann

                                                                       Date
                                                                      ------

/s/ Edward Dietze                                                   May 30, 2001
---------------------------------------------
Edward Dietze

/s/ David Jarrett                                                   May 31, 2001
---------------------------------------------
David Jarrett

/s/ Norman Raben                                                    May 31, 2001
---------------------------------------------
Norman Raben

/s/ Kara Wojciacyzk                                                 May 31, 2001
---------------------------------------------
Kara Wojciacyzk

/s/ Eliot B. Newman                                                 May 31, 2001
---------------------------------------------
Eliot B. Newman